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                                                                  EXHIBIT 3.1


                              AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION OF
                            BREAKAWAY SOLUTIONS, INC.



         Breakaway Solutions, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of Delaware (the "CORPORATION") does hereby certify as follows:

         FIRST: The original Certificate of Incorporation of the Corporation was filed under the name "The Counsell Group, Inc." with the Delaware Secretary of State (the "SECRETARY") on August 17, 1995.



         SECOND: This Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware.

         THIRD: This Amended and Restated Certificate of Incorporation was approved by the written consent of stockholders pursuant to Section 228 of the General Corporation Law of the State of Delaware.

         FOURTH: The Certificate of Incorporation of this Corporation is amended and restated in its entirety to read as follows:


                                    ARTICLE I

            The name of the corporation is Breakaway Solutions, Inc.


                                   ARTICLE II

         The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.


                                   ARTICLE III

         The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


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                                   ARTICLE IV

     A. This Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock ("Common Stock") and Preferred Stock ("Preferred Stock"). The total number of shares of capital stock that this Corporation is authorized to issue is thirty-seven million nine hundred thirty-one thousand sixty-five (37,931,065). The total number of shares of Common Stock that this Corporation is authorized to issue is twenty-nine million (29,000,000). The total number of shares of Preferred Stock that this Corporation has authority to issue is eight million, nine hundred thirty-one thousand sixty-five (8,931,065), five million, eight hundred fifty-three thousand (5,853,000) of which are designated as Series A Preferred Stock ("SERIES A PREFERRED") and three million, seventy-eight thousand, sixty-five (3,078,065) of which are designated as Series B Preferred Stock ("SERIES B PREFERRED"). The Common Stock and the Preferred Stock shall each have a par value of $.0001 per share.

     B. The rights, preferences, privileges and restrictions granted to or imposed on the Common Stock and Preferred Stock are as follows:

          1. DIVIDENDS. The holders of the Preferred Stock shall be entitled to receive dividends at the rate of (a) $0.5198 per share on Series B Preferred (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum, payable in preference and priority to any payment or declaration of any dividend on Series A Preferred and the Common Stock, and (b) $0.1136 per share on Series A Preferred (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum, each payable out of any assets legally available therefor. Dividends shall be payable only when, as, and if declared by the Board of Directors. Dividends on the Series A Preferred shall be noncumulative. Dividends on the Series B Preferred shall be cumulative.

     No dividends (other than those payable solely in the Common Stock of the Corporation) shall be paid or declared on any Common Stock of the Corporation during any fiscal year of the Corporation until dividends in the total amount of $0.1136 and $0.5198 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) on the Series A and B Preferred, respectively, shall have been paid or declared and set apart during that fiscal year and no dividends shall be paid on any share of Common Stock unless a dividend (including the amount of any dividends paid pursuant to the above provisions of this Section B.1) is paid with respect to all outstanding shares of Series A Preferred and Series B Preferred in an amount for each such share of Series A Preferred and Series B Preferred equal to or greater than the aggregate amount of such dividends for all shares of Common Stock into which each such share of Series A Preferred and Series B Preferred could then be converted.

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          2. LIQUIDATION PREFERENCE.

               (a) SERIES B PREFERENCE. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily (a "LIQUIDATION EVENT"), the holders of the Series B Preferred shall be entitled to receive prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Series A Preferred and the holders of Common Stock of the Corporation, an amount equal to $6.4976 per share for each share of Series B Preferred then so held, (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus a further amount equal to all accumulated but unpaid dividends in respect of each share at the annual dividend rate fixed for Series B Preferred, whether or not such dividends were declared by the Board of Directors.

     All of the preferential amounts to be paid to the holders of the Series B Preferred under this Section 2 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of this Corporation to, the holders of the Series A Preferred and holders of Common Stock in connection with such liquidation, dissolution or winding up.

     If, upon a Liquidation Event, the assets of the Corporation are insufficient to provide for the payment of the full aforesaid preferential amount to the holders of the Series B Preferred, such assets and funds as are available shall be distributed ratably among the holders of the Series B Preferred in proportion to the full preferential amount each such holder is otherwise entitled to receive.

               (b) SERIES A PREFERENCE. In the event of a Liquidation Event and after payment has been made to the holders of Series B Preferred of the full preferential amounts set forth in Section 2(a) above, the holders of the Series A Preferred shall be entitled to receive prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock of the Corporation, an amount equal to $1.41667 per share for each share of Series A Preferred then so held, in each case as adjusted for any stock dividends, combinations or splits with respect to such shares, plus a further amount equal to all declared but unpaid dividends on such shares.

     All of the preferential amounts to be paid to the holders of the Series A Preferred under this Section 2 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of this Corporation to, the holders of the Common Stock in connection with such liquidation, dissolution or winding up.

     If, upon a Liquidation Event, the assets of the Corporation are insufficient to provide for the payment of the full aforesaid preferential amount to the holders of the Series A Preferred, such assets and funds as are available shall be distributed ratably among the holders of the Series A Preferred in proportion to the full preferential amount each such holder is otherwise entitled to receive. After the payment or the setting apart of payment of the full preferential

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amounts to the holders of the Series A Preferred and Series B Preferred, the
holders of the Common Stock shall be entitled to receive all remaining assets and funds of the Corporation ratably on a per-share basis.

               (c) DEEMED LIQUIDATION. A merger, consolidation or sale of all or substantially all of the assets of the Corporation which will result in the Corporation's stockholders immediately prior to such transaction not holding (by virtue of such shares or securities issued solely with respect thereto) at least 50% of the voting power of the surviving, continuing or purchasing entity, or the occurrence of a transaction or series of transactions to which the Company is a party which results in the Company issuing shares of voting securities representing 50% or more of the voting securities of the Corporation to a group of persons or entities (as such term is used in Section 13(d) of the Securities Exchange Act of 1934) who are not holders of the Corporation's securities or affiliates of such holders immediately prior to the transaction shall be deemed to be a Liquidation Event for the purposes of Section 2(a) hereof.

               (d) NONCASH DISTRIBUTIONS. If any of the assets of the Corporation are to be distributed other than in cash under this Section 2 or for any purpose, then the Board of Directors of the Corporation shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of the Series A Preferred, Series B Preferred or Common Stock. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of the Series A Preferred, Series B Preferred or Common Stock of the appraiser's valuation. Notwithstanding the above, any securities to be distributed to the stockholders shall be valued as follows:

                    (i) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) business days prior to the distribution;

                    (ii) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) business days prior to the distribution; and

                    (iii) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of not less than a majority of the outstanding shares of the Series B Preferred Stock, provided that if the Corporation and the holders of a majority of the outstanding shares of the Series B Preferred Stock are unable to reach agreement, then by independent appraisal by an investment banker hired and paid by the Corporation, but acceptable to the holders of a majority of the outstanding shares of the Series B Preferred Stock.

          3. VOTING RIGHTS.

               (a) GENERAL. Except as set forth herein or as otherwise required by law, each holder of shares of Common Stock issued and outstanding shall have one vote for each share of Common Stock held by such holder, and each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which

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such shares of Preferred Stock could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not counted separately as a class. Holders of Common Stock and Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation.

               (b) BOARD OF DIRECTORS. The holders of a majority of the shares of the Preferred Stock, voting together as a single class, shall be entitled to elect two directors. The holders of Common Stock, voting together as a single class, shall be entitled to elect two directors. Any remaining directors shall be elected by a plurality vote of the holders of the Common Stock and the Preferred Stock, voting together as a class. Any vacancies on the Board of Directors shall be filled by vote of the holders of that class or series of stock originally entitled to elect the director whose absence or resignation created such vacancy.

               (c) CHANGES IN AUTHORIZED SHARES. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of common stock then outstanding plus the number of shares of common stock reserved for issuance upon conversion of the Series A Preferred and Series B Preferred) by: (i) the affirmative vote of the holders of a majority of the outstanding capital stock of the Corporation entitled to vote thereon, voting together as a single class, notwithstanding any provision of Section 242(b)(2) of the Delaware General Corporation Law to the contrary and (ii) the affirmative vote of the holders of a majority of the outstanding shares of Series A and B Preferred, voting together as a single class.

          4. CONVERSION OF PREFERRED STOCK. The holders of the Preferred Stock have conversion rights as follows (the "CONVERSION RIGHTS"):

               (a) RIGHT TO CONVERT. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock into such number of fully paid and nonassessable shares of Common Stock as is determined (a) in the case of the Series A Preferred, by dividing $1.41667 by the Series A Conversion Price, as hereinafter provided, in effect at the time of the conversion, and (b) in the case of Series B Preferred, by dividing $6.4976 by the Series B Conversion Price, as hereinafter provided, in effect at the time of the conversion. The price at which shares of Common Stock shall be deliverable upon conversion of the Series A Preferred (the "SERIES A CONVERSION PRICE") shall initially be $1.41667 per share of Common Stock. The price at which shares of Common Stock shall be deliverable upon conversion of the Series B Preferred (the "SERIES B CONVERSION PRICE") shall initially be $6.4976 per share of Common Stock. Such initial Series A Conversion Price and Series B Conversion Price shall be subject to adjustment as hereinafter provided.

               (b) AUTOMATIC CONVERSION OF SERIES A PREFERRED. Each share of Series A Preferred shall automatically be converted into shares of Common Stock at the then

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effective Series A Conversion Price, upon the earlier to occur, of (i)
immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public at a price per share of Common Stock of not less than $9.75 (as adjusted for any stock dividends, combinations or splits with respect to such shares) and an aggregate offering price of not less than Twenty Million Dollars ($20,000,000) or (ii) the election of holders of at least two-thirds of the outstanding shares of the Series A Preferred to convert such shares into Common Stock.

               (c) AUTOMATIC CONVERSION OF SERIES B PREFERRED. Each share of Series B Preferred shall automatically be converted into shares of Common Stock at the then effective Series B Conversion Price, upon the earlier to occur, of
(i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public ("IPO") at a price per share of Common Stock of not less than $9.75 (as adjusted for any stock dividends, combinations or splits with respect to such shares) and an aggregate offering price of not less than Twenty Million Dollars ($20,000,000) or (ii) the election of holders of at least two-thirds of the outstanding shares of the Series B Preferred to convert such shares into Common Stock.

               (d) MECHANICS OF CONVERSION. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates for such Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock and shall give written notice to the Corporation at such office that he elects to convert the same; PROVIDED, HOWEVER that upon any automatic conversion pursuant to paragraph 4(b) and prior to surrender of certificates representing shares of Preferred Stock, such certificates shall be deemed to represent the shares of Common Stock to which the holder of Preferred Stock is entitled. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock, to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the number of shares of Preferred Stock represented by the certificates for the Preferred Stock submitted for conversion shall be greater than the number of shares of Preferred Stock being converted, the Corporation shall, when delivering the shares of Common Stock upon any such conversion, issue and deliver to the holder thereof a new certificate representing the number of shares of Preferred Stock which shall not have been converted.

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               (e) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The
Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

          5. ADJUSTMENTS TO CONVERSION PRICE.

               (a) SPECIAL DEFINITIONS. For purposes of this Section 5, the following definitions shall apply:

                    (i) "OPTIONS" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                    (ii) "ORIGINAL ISSUE DATE" for the Series A Preferred and Series B Preferred shall mean the date on which the first share of Series A Preferred or Series B Preferred, respectively, was issued.

                    (iii) "CONVERTIBLE SECURITIES" shall mean any evidences of indebtedness, shares of capital stock (other than the Preferred Stock) or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                    (iv) "ADDITIONAL SHARES OF COMMON STOCK" shall mean all shares of Common Stock issued (or, pursuant to subsection 5(c), deemed to be issued) by the Corporation after the Original Issue Date, other than:


                         (A) shares of the Corporation's Common Stock issued
upon conversion of the Preferred Stock;

                         (B) options to purchase shares of Common Stock issued
to officers, directors, employees of and consultants to the Corporation pursuant to stock option plans approved by a majority of the members of the Board of Directors PROVIDED, HOWEVER, that the maximum aggregate number of shares so issued may not exceed 1,894,534 shares (as adjusted for any stock dividends, combinations or splits with respect to the Common Stock) plus such additional number of options as may again become issuable under any such plan due to termination of options previously issued;

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                         (C) shares of Common Stock issued upon exercise of
options outstanding at the date of this Certificate or options listed under 5(a)(iv)(B);

                         (D) as a dividend or distribution on Preferred Stock or
any event for which adjustment is made pursuant to subsection 5(f) or 5(g) hereof; or

                         (E) to any bank, equipment or real property lessor or
other similar institution if and to the extent that the transaction in which such issuance is to be made is approved by the Corporation's Board of Directors and is for purposes other than equity financing.

               (b) NO ADJUSTMENT OF CONVERSION PRICE. No adjustment in the Conversion Price for a series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Conversion Price for such series of Preferred Stock in effect on the date of and immediately prior to such issue.

               (c) DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON STOCK. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number that would result in an adjustment pursuant to clause (ii) below) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to subsection 5(g) hereof) of such Additional Shares of Common Stock would be less than the applicable Conversion Price of any series of Preferred Stock in effect on the date of and immediately prior to such issue, or such record date and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                    (i) no further adjustment in the Series A or B Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                    (ii) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series A or B Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                    (iii) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series A or B Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                         (A) in the case of Convertible Securities or Options
for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities, whether or not actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                         (B) in the case of Options for Convertible Securities,
only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                    (iv) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Series A or B Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in clause (iii) above.

               (d) ADJUSTMENT OF CONVERSION PRICE OF PREFERRED STOCK UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. In the event that after the Original Issue Date the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to subsection 5(c)) without consideration or for a consideration per share less than the Conversion Price with respect to any series of Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price for such series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such

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issue plus the number of such Additional Shares of Common Stock so issued; and
provided that, for the purposes of this subsection (d), all shares of Common Stock issuable upon conversion of outstanding Preferred Stock and outstanding Convertible Securities or exercise of outstanding Options shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to subsection 5(c), such Additional Shares of Common Stock shall be deemed to be outstanding.

               (e) DETERMINATION OF CONSIDERATION. For purposes of this Section 5, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                    (i) Cash and Property: Except as provided in clause (ii) below, such consideration shall:

                         (A) insofar as it consists of cash, be computed at the
aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                         (B) insofar as it consists of property other than cash,
be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; PROVIDED, HOWEVER, that no value shall be attributed to any services performed by any employee, officer or director of the Corporation; and

                         (C) in the event Additional Shares of Common Stock are
issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received with respect to such Additional Shares of Common Stock, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.

                    (ii) Options and Convertible Securities: The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5(c), relating to Options and Convertible Securities, shall be determined by dividing

                         (x) the total amount, if any, received or receivable by
the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                         (y) the maximum number of shares of Common Stock (as
set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.


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

               (f) ADJUSTMENTS FOR STOCK DIVIDENDS, SUBDIVISIONS, COMBINATIONS OR CONSOLIDATIONS OF COMMON STOCK. In the event the outstanding shares of Common Stock shall be subdivided (by stock dividend, stock split, or otherwise), into a greater number of shares of Common Stock, the Series A and B Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Series A and B Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

               (g) ADJUSTMENTS FOR OTHER DISTRIBUTIONS. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities or assets of the Corporation other than shares of Common Stock then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities or assets of the Corporation which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Preferred Stock.

               (h) ADJUSTMENTS FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then and in each such event the holder of each share of Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred Stock immediately before that change, all subject to further adjustment as provided herein.

               (i) NO IMPAIRMENT. Without the prior written consent of the holders of a majority of the Series B Preferred Stock, the Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.


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

               (j) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the affected series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of such Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price for such series of Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such Preferred Stock.

          6. NOTICES OF RECORD DATE. In the event that the Corporation shall propose at any time:

               (a) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

               (b) to offer for subscription PRO RATA to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

               (c) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

               (d) to merge or consolidate with or into any other Corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up, then, in connection with each such event, the Corporation shall send to the holders of the Preferred Stock;

                    (i) at least 20 days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (c) and (d) above; and

                    (ii) in the case of the matters referred to in (c) and (d) above, at least 20 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

     Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Preferred Stock at the address for each such holder as shown on the books of this Corporation.

          7. PROTECTIVE PROVISIONS.

     In addition to any other rights provided by law, so long as the Preferred Stock shall be outstanding, the Corporation shall not:

               (a) without first obtaining the affirmative vote or written consent of the holders of not less than fifty percent (50%) of such outstanding shares of Preferred Stock, voting together as a single class:

                    (i) amend or repeal any provision of this Certificate of Incorporation;

                    (ii) sell, convey, liquidate, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other Corporation (other than a wholly owned subsidiary Corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of; or

                    (iii) change the number of authorized directors to more than five (5);

               (b) without first obtaining the affirmative vote or written consent of the holders of (i) a majority of the outstanding shares of the Series A Preferred; and, (ii) a majority of the outstanding shares of the Series B
Preferred:

                    (i) increase the authorized number of shares of Preferred Stock (other than Series A Preferred or Series B Preferred);

                    (ii) authorize or issue shares of any class of stock having any preference or priority as to dividends or assets superior to, or on a parity with, the Series B Preferred Stock; or

                    (iii) redeem, repurchase, retire or otherwise acquire any shares of Preferred Stock of the Corporation or other securities of the Corporation held by any holder of Preferred Stock.

               (c) without first obtaining the affirmative vote or written consent of the holders of eighty percent (80%) of the shares of Series B Preferred Stock, alter or change the liquidation seniority over the Series A Preferred and Common Stock, dividend, voting or conversion rights of Series B Preferred or increase the authorized number of shares of Series A Preferred or Series B Preferred.

     Notwithstanding any provision in this Section 7, the affirmative vote or written consent of the holders of the majority of the shares of Series A Preferred and the holders of the majority of the shares of the Series B Preferred shall be required to change or amend paragraph 7(b) and the affirmative vote or written consent of the holders of eighty percent (80%) of shares of the Series B Preferred shall be required to change or amend paragraph 7(c).

          8. NO REISSUANCE OF PREFERRED STOCK. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.


                                    ARTICLE V

     The Corporation is to have perpetual existence.


                                   ARTICLE VI

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.


                                   ARTICLE VII

     The election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.


                                  ARTICLE VIII

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                   ARTICLE IX

          1. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

          2. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

          3. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Corporation's Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

     IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by Gordon Brooks, the President of the Corporation. The signature below shall constitute the affirmation or acknowledgment, under penalties of perjury, that the facts herein stated are true.

Dated:  July 2, 1999

                                        BREAKAWAY SOLUTIONS, INC.


                                         /S/GORDON BROOKS
                                        ---------------------------------------
                                        Gordon Brooks
                                        President



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